Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-200905) and Form S-8 (File Nos. 333-168283, 333-181326, 333-188495 and 333-196972) of our report dated April 27, 2017, relating to the financial statements of UniRush, LLC as of and for the year ended December 31, 2016, appearing in this Current Report on Form 8-K/A of Green Dot Corporation.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
May 16, 2017